Exhibit 99.1

Pure Cycle Announces Financial Results

For the Year Ended August 31, 2025

DENVER, CO / GLOBE NEWSWIRE / November 12, 2025 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced its financial results for the year ended August 31, 2025.  Pure Cycle reported $13.1 million of net income for the year ended August 31, 2025, which is a 13% increase in net income from 2024 and marks our eighth consecutive year and twenty-fifth consecutive fiscal quarter with positive net income. Pure Cycle reported $0.54 of earnings per fully diluted common share, which is up from $0.48 in 2024, a 12.5% increase. Pure Cycle continues to see demand for entry level lots at our Sky Ranch Master Planned Community. By partnering with our national homebuilders, we deliver finished lots on an annual cadence that allows for steady absorption while navigating ongoing housing industry headwinds. In the fourth quarter we completed the delivery of finished lots in Phase 2C, and our national homebuilder partners have already begun construction. Additionally, we are finishing the utility work and moving into road work in Phase 2D.  We expect to complete Phase 2D in fiscal 2026. Pure Cycle continues to diversify our land development segment by partnering with two national homebuilders in Phase 2D who are new to the Sky Ranch Community. Finally, we have started platting our next 148 lots in Phase 2E. We expect to have lots in Phase 2E completed in fiscal 2027 but will pace construction to match builder absorptions. Pure Cycle continues to drive income from our resource rich asset base and in the year ended August 31, 2025, we reported an increase in our royalty income from our oil and gas mineral interest by 738%, as six wells were completed at Sky Ranch in 2024 that began producing during this fiscal year.

Our capital management and balance sheet strategy remains focused on growth and shareholder returns. We are prioritizing investment in our ongoing development projects while utilizing available liquidity to continue our share repurchase program and reserving sufficient capital for strategic development initiatives and land acquisitions.

Full Year 2025 Highlights

➢	Revenue for the years ended August 31, 2025 and 2024 of $26.1 million and $28.7 million, respectively (a 9% decrease), which drove pre-tax income of $17.5 million and $15.6 million, respectively (a 12% increase);
➢	Oil and gas royalty income for the years ended August 31, 2025 and 2024 of $6.7 million and $0.8 million, respectively (a 738% increase);
➢	Net income for the years ended August 31, 2025 and 2024 of $13.1 million and $11.6 million, respectively (a 13% increase);
➢	Earnings per fully diluted common share for the years ended August 31, 2025 and 2024 of $0.54 and $0.48, respectively (a 13% increase);
➢	EBITDA for the years ended August 31, 2025 and 2024 of $20.2 million and $18.2 million, respectively (a 11% increase) (see table below for reconciliation of net income to EBITDA); and
➢	Cash & cash equivalents totaled $21.9 million at August 31, 2025.

Net Income to EBITDA Reconciliation

We continue our profitability as shown in the table below:

	Year Ended
(In thousands)	August 31, 2025	August 31, 2024
Net Income	$13,110	$11,613
Add back:
Interest expense, net	426	439
Taxes	4,360	4,019
Depreciation / amortization	2,297	2,100
EBITDA	$20,193	$18,171

Earnings per common share - basic and diluted
Basic	$0.54	$0.48
Diluted	$0.54	$0.48

Weighted average common shares outstanding:
Basic	24,076,317	24,083,001
Diluted	24,167,529	24,140,946

“Our land development business model of delivering finished lots in annual increments and thus reducing inventories for both our shareholders and our homebuilder customers continues to differentiate us as one of the region’s premier land developers,” commented Mark Harding, CEO of Pure Cycle. “While the housing market can be cyclical, our phased development and annual delivery of lots provide a reliable, predictable model for housing in growth periods as well as weaker periods giving us a sustainable investment pace to delivering lots to our customers.  This combined with the diversity of our business segments with water utilities (including industrial oil and gas sales) and single-family rental segments continue to deliver high margin recurring revenues for our shareholders,” continued Mr. Harding.

Fourth Quarter 2025 Highlights

➢	Revenue for the three months ended August 31, 2025 of $11.2 million, which drove pre-tax income of $8.2 million;
➢	Net income for the three months ended August 31, 2025 of $6.1 million; and
➢	EBITDA for the three months ended August 31, 2025 of $8.9 million (see table below for reconciliation of net income to EBITDA).

Net Income to EBITDA Reconciliation

We continue our profitability as shown in the table below:

	Three Months Ended
(In thousands)	August 31, 2025	August 31, 2024
Net Income	$6,108	$6,605
Add back:
Interest expense, net	107	111
Taxes	2,085	2,214
Depreciation / amortization	620	521
EBITDA	$8,920	$9,451

Earnings per common share - basic and diluted
Basic	$0.25	$0.27
Diluted	$0.25	$0.27

Weighted average common shares outstanding:
Basic	24,073,734	24,075,325
Diluted	24,142,835	24,128,165

Full Year 2025 Financial Summary

Revenues

For the years ended August 31, 2025, and 2024, we reported total revenue of $26.1 million and $28.7 million, respectively with $10.3 million and $10.7 million being generated in our water and wastewater resource development segment, $15.3 million and $17.6 million generated by our land development segment, and $0.5 million and $0.5 million reported in our single-family rental business.

For the years ended August 31, 2025, and 2024, we sold 182 and 73 water or water and wastewater taps, respectively for $7.3 million and $3.4 million. As of August 31, 2025, we have sold 965 water and wastewater taps at Sky Ranch in Phases 1, 2A, 2B and 2C. Based on current prices and engineering estimates, we believe Phase 2 of Sky Ranch will produce additional tap fee revenue of $19.1 million in water and wastewater tap fee revenue and cash over the next three years.

As of August 31, 2025, the first development phase (509 lots) is complete and the second development phase (1,020 lots) is being developed in five subphases, referred to as Phase 2A (229 lots), Phase 2B (211 lots), Phase 2C (228 lots), Phase 2D (204 lots) and Phase 2E (148 lots). As of August 31, 2025, Phase 2A is complete, Phase 2B is approximately 97% complete, Phase 2C is approximately 82% complete, and Phase 2D is approximately 43% complete. Phases 2B and 2C are substantially completed with some landscaping and warranty items remaining. Phase 2D is expected to be substantially complete by the end of Pure Cycle’s fiscal 2026 and Phase 2E is expected to be complete by the end of fiscal 2027.

As of August 31, 2025, the single-family rental business had 14 homes built and rented in Sky Ranch. During the fall of 2025, we plan to bring five rental townhomes online that are constructed by one of our national homebuilder partners and we are currently under contract with several other national home builders to construct the next 40 single-family detached homes in Phases 2B and 2C at Sky Ranch for delivery in fiscal 2026.  As noted in prior releases, due to the overwhelming demand for rental homes at Sky Ranch, we expect to have a total of 100 homes in Phase 2 with the ability to add more than 200 homes as Sky Ranch builds out.

“Leveraging our robust balance sheet and diversified asset portfolio, Pure Cycle has successfully reported year-over-year earnings per share growth during this period of housing market uncertainty,” commented Marc Spezialy, CFO of Pure Cycle. “Despite a decrease in lot delivery revenue our earnings growth has showcased the strength of our underlying assets from royalty income through our oil and gas royalty portfolio and water and wastewater tap sales through the strength of our water and wastewater infrastructure. In 2026 we plan to continue diversifying our revenue by ramping up our single-family rental segment. Since fiscal year-end, we have already closed on five additional rental units, and we are under contract to close on an additional 40 units this fiscal year,” concluded Mr. Spezialy.

Working Capital

We reported working capital (current assets less current liabilities) of $20 million as of August 31, 2025, with $21.9 million of cash and cash equivalents.

Full Year 2025 Operational Summary

Water and Wastewater

Water deliveries decreased for the year ended August 31, 2025, to 639 acre-feet delivered as compared to 1,818 acre-feet delivered for 2024. The decrease in water deliveries is due to a decrease in demand from our oil and gas customers as a result of reduced drilling activity. Oil and gas operations are highly variable and dependent on oil prices, demand for gas, and timing of development of other leases in our service areas; however, our current expectation is for continued strong demand for oil and gas water sales for the coming years. As Sky Ranch continues to develop, we anticipate continued growth in our residential water and wastewater service revenues which increased to 347 acre-feet delivered in 2025 compared to 306 acre-feet delivered in 2024. Water and wastewater tap sales increased in 2025 to 182 taps sold compared to 73 taps in 2024. Water and wastewater taps are sold to home builders at the time a building permit is issued and are dependent on when the home builder constructs homes and are not contractually driven in terms of timing; therefore, the timing of tap sales fluctuate with demand for new construction. During 2025, the average price of a Sky Ranch water and wastewater tap was approximately $40,000 compared to approximately $38,000 per tap for 2024.

Land Development

Lot sales revenue decreased to $13.7 million for the year ended August 31, 2025 compared to $16.0 million in 2024. The number of lots delivered (which refers to when title to the lot passes to the homebuilder) decreased in 2025 compared to 2024 due to delays in closing in Phase 2D. We recognized certain milestones from our Lot Delivery Agreements from home builders in 2025 which accounted for $0.1 million in lot sales revenue for Phase 2A, $0.9 million in lot sales revenue for Phase 2B, $10.9 million in lot sales revenue for Phase 2C and $1.8 million in lot sales revenue for Phase 2D. We expect to be substantially complete with the delivery of all 180 lots in Phase 2D during fiscal 2026. Despite lots being transferred to the homebuilders, we still will conduct minor construction activities to complete Phases 2B and 2C and to turn over the completed infrastructure to the applicable governmental agency for maintenance.

Single Family Rentals

Fiscal 2025 and 2024 both represented rental income for our first 14 completed homes. We expect to rent five townhomes in the first quarter of fiscal 2026 and we are currently under contract with several national home builders to construct the next 40 single-family detached homes in Phases 2B and 2C at Sky Ranch for delivery in fiscal 2026.

Earnings Presentation Information

Pure Cycle will host an earnings presentation on Thursday November 13, 2025, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. For an interactive experience, including the ability to ask questions and view the slide presentation, please register and join the event via the link below. Call in access will be in listen-only mode. See below for event details. Additionally, we will post a detailed slide presentation on our website, which will provide an overview of Pure Cycle and present summary financial results and can be accessed at www.purecyclewater.com.

When:8:30AM Eastern (6:30AM Mountain) on November 13, 2025

Event link:https://www.purecyclewater.com/YE2025

Call in number:872-240-8702 (access code: 188 613 957#)

Replay:https://www.purecyclewater.com/investors/news-events/ir-calendar

Other Important Information

The table below presents our consolidated results of operations for the years ended August 31, 2025 and 2024:

	Year Ended
(In thousands, except share information)	August 31, 2025	August 31, 2024
REVENUES:
Water and Wastewater
Water and wastewater activities	$2,997	$7,283
Water and wastewater tap fees	7,337	3,384
Total water and wastewater	10,334	10,667
Land Development
Lot sales	13,691	15,998
Project management fees	781	707
Special facility projects and other	785	894
Total land development	15,257	17,599

Single-family rentals	496	481
Total revenues	26,087	28,747

COST OF REVENUES:
Water and wastewater	4,781	4,426
Lot development	5,100	4,374
Single-family rental	176	188
Total cost of revenues	10,057	8,988

General and administrative expenses	7,770	6,921
Depreciation	590	596
Operating income	7,670	12,242

Other income (expense):
Interest income	3,272	2,837
Interest expense	(426)	(439)
Oil and gas royalty income, net	6,654	795
Other, net	300	197
Income from operations before income taxes	17,470	15,632
Income tax expense	(4,360)	(4,019)
Net income	$13,110	$11,613

Earnings per common share - basic and diluted
Basic	$0.54	$0.48
Diluted	$0.54	$0.48
Weighted average common shares outstanding:
Basic	24,076,317	24,083,001
Diluted	24,167,529	24,140,946

The following table presents our consolidated financial position as of August 31, 2025 and 2024:

(In thousands, except shares)	August 31, 2025	August 31, 2024
ASSETS:
Current Assets:
Cash and cash equivalents	$21,931	$22,113
Accounts receivable, net	1,330	1,472
Related party notes receivable, including accrued interest, current portion	—	10,100
Prepaid expenses and other assets	1,004	530
Land under development	7,388	3,647
Total current assets	31,653	37,862
Restricted cash	6,448	3,245
Investment in water and wastewater systems, net	67,523	62,290
Land and mineral rights held for development	4,168	4,695
Single-family rental units	5,240	5,330
Related party notes receivable, including accrued interest, less current portion	45,002	32,085
Other assets	2,245	1,847
Total assets	$162,279	$147,354

LIABILITIES & SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$3,518	$1,948
Accrued and other liabilities	4,335	5,164
Deferred revenue	3,355	2,173
Debt, current portion	411	64
Total current liabilities	11,619	9,349
Debt, less current portion	6,380	6,821
Deferred tax liability, net	1,541	1,395
Lease obligations, less current portion	1	87
Total liabilities	19,541	17,652

Series B preferred shares: par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares: par value 1/3 of $.01 per share, 40.0 million authorized; 24,066,805 and 24,063,894 outstanding, respectively	80	80
Additional paid-in capital	175,448	175,125
Accumulated deficit	(32,790)	(45,503)
Total shareholders’ equity	142,738	129,702
	$162,279	$147,354

Company Information

Pure Cycle continues to grow and strengthen its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complements the other. At our core, we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development segment which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information, including our recent press releases and SEC filings, is available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Marc Spezialy, at 303-292-3456 or info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: factors that differentiate us in the market and our belief that we are well positioned in the market; the timing of completion and availability for rent of our rental units; the number of rental units we may be able to add as Sky Ranch builds out; timing of development at Sky Ranch, including timing of delivery of finished lots and plans to pace construction to match builder absorptions; future water and wastewater tap sales and revenues; timing of future home construction by our home builder customers; the strength of the Sky Ranch market, including the demand for entry-level and rental homes; and forecasts about our expected financial results. The words "anticipate," "likely," "may," "should," "could," "will," "believe," "estimate," "expect," "plan," "intend," "potential" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates, inflation, trade policies, tariffs, and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended August 31, 2025; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission.

SOURCE: Pure Cycle Corporation